Exhibit 99.4

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of the Company’s financial condition and results of operations together with the “Selected Historical Consolidated Financial Data” section of this proxy statement/prospectus and the Company’s audited consolidated financial statements and unaudited condensed consolidated financial statements and the related notes appearing at the end of this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to the Company’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement/prospectus, the Company’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview of Our Business and Services

The Company is a leading provider of technology-based solutions that enable decentralized clinical trials (or direct-to-patient virtual studies) on behalf of biopharmaceutical sponsors. The Company pioneered the decentralized clinical trial model and developed the industry’s first Decentralized Clinical Trial Operating System (“DCT OS”) combining its technology platform, which orchestrates workflows, supports evidence generation and harmonizes data seamlessly, with its expansive network of patient communities, on-demand telemedicine investigators, flexible mobile nurses, scalable remote coordinators and robust connected technologies. By bringing research to patients and providers more directly, the Company’s operating system increases access and patient diversity, which can help speed the development of potentially life-saving drug treatments.

Backlog and Net Bookings

The Company manages and assesses its business using a number of metrics including backlog and net bookings. The Company’s backlog represents anticipated revenue for work not yet completed or performed (i) under signed contracts, letters of intent and, in some cases, bookings that are supported by other forms of written communication and (ii) where there is sufficient or reasonable certainty about the customer’s ability and intent to fund and commence the services within six months. Backlog and backlog conversion (defined as quarterly revenue for the period divided by opening backlog for that period) vary from period to period depending upon new authorizations, contract modifications, cancellations and the amount of revenue recognized under existing contracts.

The Company continually evaluates its backlog to determine if any previously awarded work is no longer expected to be performed. If the Company determines that previously awarded work is no longer probable of performance, it will remove the value from the Company’s backlog based on the risk of cancellation. The Company recognizes revenue from these bookings as services are performed, provided the Company has received proper authorization from the customer. The Company excludes from backlog revenues that have been recognized and reported in the statement of operations.

Although an increase in backlog will generally result in an increase in future revenue to be recognized over time (depending on future contract modifications, contract cancellations and other adjustments), an increase in backlog at a particular point in time does not necessarily correspond to an increase in revenue during a particular period. The timing and extent to which backlog will result in revenue depends on many factors, including the timing of commencement of work, the rate at which services are performed, scope changes, cancellations, delays, receipt of regulatory approvals and the nature, duration, size, complexity and phase of the studies. The Company’s contracts generally have terms ranging from several months to several years. In addition, delayed projects remain in backlog unless they are canceled. As a result of these and other factors, including those from the impact of the COVID-19 pandemic, the Company’s backlog might not be a reliable indicator of future revenue and the Company might not realize all or any part of the revenue from the authorizations in backlog as of any point in time.

Net bookings represent new business wins, net of contract modifications, contract cancellations, and other adjustments. Net bookings vary from period to period depending on numerous factors, including customer authorization volume, sales performance and the overall health of the life sciences industry, among others.

Our backlog as of September 30, 2021 and 2020 and net bookings for the three months ended September 30, 2021 and 2020 were as follows:

	2021	2020	Change
Backlog	$141,059,335	$49,403,119	$91,656,216	185.5%
Net bookings	35,864,148	8,113,128	21,751,020	342.1%

The increase in net bookings for the three months ended September 30, 2021 and the increase in backlog as of September 30, 2021 as compared to the prior period were primarily due to new business as a result of increased demand for the Company’s remote clinical trial support, partially offset by cancellations and scope reductions consistent with industry standards. We expect this growth to continue as companies are pursuing and realizing the many benefits of decentralized trials.

Components of Results of Operations

Revenues

The Company derives its revenues primarily from two sources: (i) contractual arrangements to enable and enhance clinical trials through technology and/or services, and (ii) licensing of its proprietary technology platform to a variety of life science institutions.

Total revenues are comprised of revenues from the provision of the Company’s decentralized services, including enhanced services from the use of the Company’s hosted proprietary software. Revenues also include reimbursable and out of pocket expenses provided for in the Company’s contracts with its customers.

Cost of Revenues

Cost of revenues includes the cost to conduct the Company’s trials remotely and make available the Company’s technology solutions. Cost of revenues consist primarily of compensation, benefits, and other employee-related costs, including expenses for stock-based compensation, contract labor, trial advertising and marketing, investigator payments, and reimbursable out-of-pocket expenses directly related to delivering on the Company’s contracts.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include costs related to sales, marketing, and administrative functions (including human resources, legal, finance and general management) such as compensation and benefits, travel, professional services, facilities, recruiting and relocation, training, sales commissions and expenses for stock-based compensation and information technology.

Depreciation and Amortization

Depreciation and amortization represent the costs charged for the Company’s property, equipment and capitalized software. The Company records depreciation and amortization on property and equipment using the straight-line method, based on the estimated useful lives of the respective assets. The Company depreciates leasehold improvements over the shorter of the lease term or the estimated useful lives of the improvements. The Company amortizes software developed for internal use over three years.

Restructuring Costs

Restructuring costs consist of employee severance and benefits. The Company carried out a reduction in force in administrative positions on February 28, 2020 to better align resources with its then-current needs.

Other Income (Expense), Net

Other income (expense), net, consists of interest income, sublease income, and other income (expense).

Results of Operations

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

Revenue

Revenue for the three months ended September 30, 2021 and 2020 was as follows:

	2021	2020	Change
Revenue	$14,235,697	$6,583,413	$7,652,284	116.2%

Revenue increased $7.7 million, or 116.2%, to $14.2 million for the three months ended September 30, 2021 as compared to the same period in 2020 due to organic volume growth resulting from higher opening backlog at the beginning of the period as compared to the prior year, as well as from new bookings and associated revenue related to the COVID-19 pandemic where, beginning in the second quarter of 2020, we experienced significant and continuing growth in demand for our core competency, decentralized trials and trial support. We expect this growth to continue as companies are pursuing and realizing the many benefits of decentralized trials.

Cost of Revenues

Cost of revenues for the three months ended September 30, 2021 and 2020 was as follows:

	2021	2020	Change
Cost of revenues, exclusive of depreciation and amortization	$10,318,268	$7,050,897	$3,267,371	46.3%
% of revenue	72.5%	107.1%

Cost of revenues increased $3.3 million, or 46.3% for the three months ending September 30, 2021 compared to the same period in 2020, primarily to support revenue growth during 2021. To support the revenue growth in 2021 the Company experienced increases in direct compensation-related expenses and higher vendor costs for translation, investigators, and nurses for trial-related patient activity. Staffing also increased to enable rapid expansion into new markets and therapeutic areas. The increase was partially offset by a decline in trial advertising for patient recruitment which was at its peak for one of the Company’s customers in the second half of 2020.

Selling, General and Administrative Expenses

Selling, general and administrative costs for the three months ended September 30, 2021 and 2020 was as follows:

	2021	2020	Change
Selling, general and administrative expenses	$16,931,866	$6,301,712	$10,630,154	168.7%
% of revenue	118.9%	95.7%

Selling, general and administrative expense increased by $10.6 million, or 168.7% for the three months ended September 30, 2021 as compared to the same period in 2020, mainly due to increased headcount to support significant company growth as well as planned investment in anticipation of the merger with LSAQ. The increased headcount lead to increases in salary and benefits, web services and software, and employee recruiting costs. The Company also saw increases in Consulting costs, related to the accelerated timeline imposed by the merger agreement, stock-based compensation expense due to an increase in the value of the Company’s stock during the second quarter of 2021 in anticipation of the merger with LSAQ, professional fees and marketing, largely related to company growth and the merger, and capitalized sales commissions amortization expense due to significantly more bookings and revenue for the three months ended September 30, 2021 compared to the same period in 2020. These increases were partially offset by an increase in salaries recorded to capitalized software due to a large increase in technology related payroll due to additional focus on proprietary software improvements.

Depreciation and Amortization

Depreciation and amortization expense for the three months ended September 30, 2021 and 2020 was as follows:

	2021	2020	Change
Depreciation and amortization	$1,915,517	$1,141,801	$773,716	67.8%
% of revenue	13.5%	17.3%

Depreciation and amortization expense increased by $0.8 million, or 67.8%, for the three months ended September 30, 2021 as compared to the same period in 2020 due to amortization on a larger capitalized software balance year over year consistent with the Company’s focus on continuous improvement of its proprietary software.

Restructuring

There were no restructuring activities for the three months ended September 30, 2021 or 2020.

Other Income, Net

Other income, net for the three months ended September 30, 2021 and 2020 was as follows:

	2021	2020	Change
Interest income	$151	$1,554	$(1,403)	-90.3%
Sublease income	$230,235	$232,294	$(2,059)	-0.9%
Other income (expense)	$7,697	$(6,681)	$14,378	215.2%

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

Revenue

Revenue for the nine months ended September 30, 2021 and 2020 was as follows:

	2021	2020	Change
Revenue	$39,221,524	$12,541,208	$26,680,316	212.7%

Revenue increased $26.7 million, or 212.7%, to $39.2 million for the nine months ended September 30, 2021 as compared to the same period in 2020 due to organic volume growth resulting from higher opening backlog at the beginning of the period as compared to the prior year, as well as from new bookings and associated revenue related to significant and continuing growth in demand for the Company’s core competency, decentralized trial and trial support. We expect this growth to continue as companies are pursuing and realizing the many benefits of decentralized trials.

Cost of Revenues

Cost of revenues for the nine months ended September 30, 2021 and 2020 was as follows:

	2021	2020	Change
Cost of revenues, exclusive of depreciation and amortization	$26,245,932	$10,929,068	$15,316,864	140.1%
% of revenue	66.9%	87.1%

Cost of revenues increased $15.3 million, or 140.1% for the nine months ending September 30, 2021 compared to the same period in 2020, primarily to support revenue growth during 2021. To support revenue growth the Company experienced increases in compensation-related expenses including passthrough costs and nurses for trial-related patient activity. Staffing also increased to enable rapid expansion into new markets and therapeutic areas. The increase was partially offset by a decrease in trial advertising for patient recruitment which was at its peak for one of the Company’s customers in the second half of 2020.

Selling, General and Administrative Expenses

Selling, general and administrative costs for the nine months ended September 30, 2021 and 2020 was as follows:

	2021	2020	Change
Selling, general and administrative expenses	$37,477,055	$17,870,603	$19,606,452	109.7%
% of revenue	95.6%	142.5%

Selling, general and administrative expense increased by $19.6 million, or 109.7% for the nine months ended September 30, 2021 as compared to the same period in 2020, mainly due to investments to support significant company growth as well as planned investment in anticipation of the merger with LSAQ. This resulted in increased headcount leading to increases in salary and benefits, web services, software, and employee recruiting costs. Stock based compensation also increased due to an increase in the value of the Company’s stock during the second quarter of 2021 in anticipation of the merger with LSAQ. Consulting services increased due to technology consulting needs for an increased number of contracts and individual contract proprietary software needs, human resources consulting to assist with the Company’s expansion, and non-facilitative merger related consulting. Capitalized sales commissions amortization expense increased due to significantly more bookings and revenue for the nine months ended September 30, 2021 compared to the same period in 2020. These increases were partially offset by an increase in salaries recorded to capitalized software due to a large increase in technology related payroll due to additional focus on proprietary software improvements.

Depreciation and Amortization

Depreciation and amortization expense for the nine months ended September 30, 2021 and 2020 was as follows:

	2021	2020	Change
Depreciation and amortization	$5,188,586	$3,162,424	$2,026,162	64.1%
% of revenue	13.2%	25.2%

Depreciation and amortization expense increased by $2.0 million, or 64.1%, for the nine months ended September 30, 2021 as compared to the same period in 2020 due to amortization on a larger capitalized software balance year over year consistent with the Company’s focus on continuous improvement of its proprietary software.

Restructuring

Restructuring costs for the nine months ended September 30, 2021 and 2020 were as follows:

	2021	2020
Restructuring costs	$-	$699,473

Restructuring costs decreased for the nine months ended September 30, 2021 compared to the same period in 2020 due to a reduction in force in administrative positions in early 2020 to better align resources with then-current needs and future growth strategy. There were no restructuring activities for the nine months ended September 30, 2021.

Other Income, Net

Other income, net for the nine months ended September 30, 2021 and 2020 was as follows:

	2021	2020	Change
Interest income	$1,424	$76,019	$(74,595)	-98.1%
Sublease income	$444,153	$696,882	$(252,729)	-36.3%
Other income (expense)	$11,954	$(2,489)	$14,443	580.4%

Interest income decreased ($0.1) million primarily due to a lower average rate of interest earned on the Company’s money market investment account resulting from changes in the economy throughout the period of the COVID-19 pandemic, as well as a lower cash balance, on average, for the nine months ended September 30, 2021 compared to the same period in 2020.

Sublease income decreased by ($0.3) million due to one of the Company’s sublease tenant’s inability to pay caused by the impact of COVID-19 on their business operations and their eventual vacating of the premises. A new subtenant was not secured until May 2021.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use these non-GAAP measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with GAAP financial information, may be helpful to investors in assessing our operating performance. These results should be considered in addition to, not as a substitute for, nor superior to, results reported in accordance with GAAP. Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) are not measurements determined in accordance with GAAP and are therefore susceptible to varying methods of calculation. These metrics, as presented, may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA, Adjusted Gross Profit, and Adjusted Net Income (Loss)

Adjusted EBITDA is defined as net income (loss), adjusted for income tax benefit (expense), depreciation and amortization, interest expense (net), stock-based compensation, other income (expense), net, restructuring and related charges, and certain other non-cash or non-recurring items impacting net income (loss) such as those associated with the Merger Agreement. Adjusted gross profit is defined as gross profit (loss) adjusted for stock-based compensation included in direct labor. Adjusted Net Income (including adjusted diluted earnings per share) is defined as net income excluding transactions that the Company believes are not representative of our core operations, including, restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; other income (expense), net; and gain or loss on extinguishment of debt. Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) are intended as supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with, GAAP. The Company believes that the use of Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) provides an additional tool for investors to use in evaluating ongoing operating results and trends since they are used as a metric by management to track business performance and compensation related incentives. They may also be used by investors in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that, when evaluating Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss), the Company may incur future expenses similar to those excluded when calculating these measures. In addition, the Company’s presentation of these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. The Company’s computation of Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) in the same fashion.

Because of these limitations, Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA, gross profit to adjusted gross profit, and net loss to adjusted net loss below and not rely on any single financial measure to evaluate the Company's business.

The following tables reconcile net loss to Adjusted EBITDA, gross profit to adjusted gross profit, and net loss to adjusted net loss for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(14,691,871)	$(7,683,830)	$(29,232,518)	$(19,349,948)
Interest income	(151)	(1,554)	(1,424)	(76,019)
Depreciation and amortization	1,915,517	1,141,801	5,188,586	3,162,424
Other income (1)	(237,932)	(225,613)	(456,107)	(694,394)
Stock-based compensation expense	997,979	105,341	1,913,096	1,789
Restructuring costs	-	-	-	699,473
Adjusted EBITDA	$(12,016,458)	$(6,663,855)	$(22,588,367)	$(16,256,674)

(1)	For the three months ended September 30, 2021 and 2020, other income includes $230,235 and $232,294, respectively, of sublease income. For the nine months ended September 30, 2021 and 2020, other income includes $444,153 and $696,882, respectively, of sublease income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Gross profit	$3,917,429	$(467,485)	$12,975,591	$1,612,140
Stock-based compensation expense (direct)	129,464	4,381	346,516	(70,058)
Adjusted gross profit	$4,046,894	$(463,104)	$13,322,108	$1,542,082

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(14,691,871)	$(7,683,830)	$(29,232,518)	$(19,349,948)
Interest income	(151)	(1,554)	(1,424)	(76,019)
Other income (1)	(237,932)	(225,613)	(456,107)	(694,394)
Stock-based compensation expense	997,979	105,341	1,913,096	1,789
Restructuring costs	-	-	-	699,473
Adjusted net loss	$(13,931,976)	$(7,805,656)	$(27,776,953)	$(19,419,098)

(1)	For the three months ended September 30, 2021 and 2020, other income includes $230,235 and $232,294, respectively, of sublease income. For the nine months ended September 30, 2021 and 2020, other income includes $444,153 and $696,882, respectively, of sublease income.

Liquidity

The Company has sustained recurring losses and negative cash flows from operations due to the start-up nature of its business. The Company completed a Series D-1 funding round of $39,999,919 on August 5, 2020. As of September 30, 2021 and December 31, 2020, the Company had $7,996,362 and $32,478,948, respectively, of unrestricted cash.

In conjunction with the merger of the Company with LifeSci Acquisition II Corp., which consummated on October 6, 2021, the Company received $200 million in PIPE financing from leading institutional and strategic investors to further fund the Company’s decentralized trial technology platform and extend into new adjacencies. As a result of the Merger and inclusive of the PIPE financing, the Company received $234.2 million, net of fees and expenses paid in connection with the closing of the business combination.

The Company is required to evaluate principal conditions and events that may raise substantial doubt about its ability to continue as a going concern within one year from the date that its financial statements for the three and nine months ended September 30, 2021 were issued. The Company has performed this evaluation and has determined the entity has sufficient ability to continue as a going concern and to meet its obligations within one year after the issuance date of such financial statements.

Cash, Cash Equivalents and Restricted Cash

Our cash flows from operating, investing, and financing activities for the nine months ended September 30, 2021 and 2020 were as follows:

	2021	2020	Change
Net cash (used in) operating activities	$(14,660,144)	$(16,863,907)	$2,203,763
Net cash (used in) investing activities	(12,071,737)	(4,183,465)	(7,888,272)
Net cash provided by financing activities	1,245,152	40,040,045	(38,794,893)

For the nine months ended September 30, 2021, cash flows used in operating activities decreased compared to the same period in the prior year due to larger non-cash items and the favorable impact of net changes in operating assets and liabilities. This was primarily due to period over period fluctuations in the timing of collections of cash from accounts receivable and a favorable change in deferred revenue, operating lease liabilities, and other long-term liabilities partially offset by a higher year over year net loss plus unfavorable changes in prepaid expenses and other assets, accounts payable, and accrued expenses and other current liabilities as compared to the same period in 2020.

Net cash used in investing activities increased for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 mainly due to the Company’s continued expanded focus on its proprietary software platform enhancements year over year plus higher computer purchases due to higher year over year headcount increases.

For the nine months ended September 30, 2021, net cash received from financing activities decreased over the same period in the prior year due to proceeds from Series D-1 financing in 2020 compared to no proceeds in 2021, partially offset by more cash received from stock option exercises.

Contractual Obligations and Commitments

With the exception of the Business Combination, the Company’s new operating lease agreement and the $1.2 million litigation settlement paid to Good Dermatology in June 2021 disclosed elsewhere in this filing ($3.7 million having previously been paid in respect of such settlement), there have been no material changes, outside of the ordinary course of business, to the Company’s contractual obligations as of September 30, 2021.

The Company assesses its significant sources of cash outflows, namely Cost of Revenues and Technology investment expenditures, to ensure such commitments are aligned with management’s expectation that the Company’s operations will deliver sufficient income to mitigate risks of liquidity commensurate with such expenditures. Cost of revenues consist primarily of compensation, benefits, and other employee-related costs, including expenses for stock-based compensation, contract labor, trial advertising and marketing, investigator payments, and reimbursable out-of-pocket expenses directly related to delivering on our contracts. The sourcing, and subsequent expenditure(s), of such expenses is done in a manner that reflects the sourcing needs related to contracted and highly probable new work. Capital expenditures related to Technology can be in-house or outsourced and, as such, is also viewed as a variable expenditure as it relates to liquidity. The Company reviews and approves such expenditures with reasonable likelihood that such investment(s) will generate a return on invested capital through enhanced product offerings and marketability.